Exhibit 10.2
5 June, 2023
David Maday
via Aurora Operations, Inc.
Dear David,
This letter agreement (the “Agreement”) is entered into between David Maday (“you”) and Aurora Operations, Inc. (“Aurora” or “we”), effective as of the date signed below (the “Effective Date”), to confirm the terms and conditions of your employment with Aurora.
1.Title/Position. Subject to approval of the Board of Directors of Aurora Innovation, Inc. (“Parent”), you will serve as Aurora’s Chief Financial Officer. In this role, you will report to Aurora’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned. By signing this Agreement, you confirm that you continue to have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Aurora.
2.Base Salary. Effective upon your appointment as Chief Financial Officer, your annual base salary will be $500,000, which will be payable, less any applicable withholdings, in accordance with Aurora’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by the Compensation Committee (the “Committee”) of the Board of Directors of Parent, as applicable, in its sole discretion.
3.Annual Bonus. Effective for the annual bonus paid in 2024, you will continue to be eligible to receive a target annual bonus equal to 40% of your annualized salary from the preceding calendar year. This bonus is payable in the sole discretion of the Committee, and will be determined based on your individual and Aurora’s overall performance. It will be subject to all applicable deductions and withholdings, and to the extent permitted by applicable law, you must be employed by Aurora at the time the bonus is paid in order to be eligible to receive it. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Committee, in its sole discretion.
4.Equity Awards.
a.In connection with your appointment as Chief Financial Officer, it will be recommended to the Committee that you be granted (a) an award of restricted stock units covering 750,000 shares of Parent’s Class A Common Stock (the “RSU Award”), plus (b) an option to purchase 750,000 shares of Parent’s Class A Common Stock, at a price per share equal to the closing price of Parent’s Class A Common Stock on the date of the grant (the “Option Award”), in each case subject to the terms set forth on Exhibit A hereto.
b.Your equity awards outstanding as of the Effective Date will continue in effect on their existing terms. You will continue to be eligible to receive additional equity awards pursuant to any plans or arrangements Parent may have in effect from time to time. The Committee will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by Aurora for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. Aurora reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.
6.Proprietary Agreement. Your acceptance of this Agreement confirms that the terms of the Property Information and Inventions Agreement you previously signed with Aurora dated July 28, 2020 (the “PIIA”) still apply.

7.At-Will Employment. Aurora is an “at-will” employer. Your employment with Aurora will be for no specific period of time. Your employment with Aurora will be “at will,” meaning that either you or Aurora may terminate your employment at any time and for any reason, or no reason. Any contrary representations that may have been made to you are hereby superseded. This is the full and complete agreement between you and Aurora on this term. Aurora may modify your job duties, title, reporting relationships, compensation and benefits, as well as its personnel policies and procedures from time to time as necessary and in its sole discretion. However, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Aurora (other than you).
8.Miscellaneous. This Agreement, together with the PIIA, the Indemnification Agreement, and any outstanding equity awards granted to you by Aurora and the applicable award agreements thereunder, constitute the entire agreement between you and Aurora regarding the terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and Aurora, including, but not limited to Sections 6 and 7 of your original offer letter with Aurora dated July 28, 2020.
We’re thrilled for you to continue on the team!
Very truly yours,
AURORA OPERATIONS, INC.
/s/ Chris Urmson
By: Chris Urmson
Title: Chief Executive Officer
I have read and accept this confirmatory employment letter
Signature of Employee:
/s/ David Maday
Dated: 6/9/2023

Exhibit A
Equity Awards Terms and Conditions
As described in the letter agreement to which this Exhibit A is attached (the “Agreement”), it will be recommended to the Committee that Parent grant you the RSU Award and the Option Award (together, the “Equity Awards”). Capitalized terms used herein that are not otherwise defined shall have the meanings given to them in the Agreement.
1.RSU Award Vesting.
The shares subject to the RSU Award will be divided into three grants and will vest as follows:

Number of RSUs	Vesting Commencement Date	Vesting Description*
125,000	May 20, 2023	Fifty percent (50%) of the Restricted Stock Units vest on each Quarterly Vesting Date following the Vesting Commencement Date, subject to your continued status as a service provider through each such date and rounding down to the nearest whole share.
500,000	November 20, 2023	Twelve and one-half percent (12.5%) of the Restricted Stock Units vest on each Quarterly Vesting Date following the Vesting Commencement Date, subject to your continued status as a service provider through each such date and rounding down to the nearest whole share.
125,000	November 20, 2025	Twenty-five percent (25%) of the Restricted Stock Units vest on each Quarterly Vesting Date following the Vesting Commencement Date, subject to your continued status as a service provider through each such date and rounding down to the nearest whole share.
*    A “Quarterly Vesting Date” is the first trading day on or after each of February 20, May 20, August 20 and November 20.

2.Option Award Vesting.
The shares subject to the Option Award will be divided into three grants and will vest as follows:

Number of Options	Vesting Commencement Date	Vesting Description
125,000	May 20, 2023	One seventh (1/7) of the shares subject to the Option Award vest each month following the Vesting Commencement Date on the same day of the month as the Vesting Commencement Date, subject to your continued status as a service provider through each such date.
500,000	December 20, 2023	One twenty-fourth (1/24) of the shares subject to the Option Award vest each month following the Vesting Commencement Date on the same day of the month as the Vesting Commencement Date, subject to your continued status as a service provider through each such date.
125,000	December 20, 2025	One twelfth (1/12) of the shares subject to the Option Award vest each month following the Vesting Commencement Date on the same day of the month as the Vesting Commencement Date, subject to your continued status as a service provider through each such date.
3.Other Terms. The Equity Awards shall be subject to the terms and conditions of Parent’s 2021 Equity Incentive Plan, Restricted Stock Unit Agreement and Stock Option Agreement (as applicable), including vesting requirements. No right to any equity is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
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